UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: January 31, 2022 (January 31, 2022)

(Date of earliest event reported)

PRINCIPAL FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16725	42-1520346
(State or other jurisdiction	(Commission file number)	(I.R.S. Employer
of incorporation)		Identification Number)

711 High Street, Des Moines, Iowa 50392

(Address of principal executive offices)

(515) 247-5111

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	PFG	Nasdaq Global Select Market

☐	Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§203.405 of this chapter) or rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 8.01	Other Events.

On January 31, 2022, Principal Life Insurance Company, an Iowa domiciled stock life insurance company (“PLIC”), and Principal Reinsurance Company of Vermont, a Vermont domiciled special purpose financial insurer (“PRCV”), entered into a Master Transaction Agreement (the “MTA”) with Sutton Cayman, Ltd., a limited company organized under the laws of the Cayman Islands (“Purchaser”) and an affiliate of Talcott Resolution Life, Inc.

Pursuant to the MTA, PLIC has agreed to cede, on behalf of itself and Principal National Life Insurance Company (“PNL”, and together with PLIC, the “Principal Insurers”), the Principal Insurers’ in-force U.S. retail fixed annuity and universal life insurance with secondary guarantee (“ULSG”) blocks of business. In connection with the MTA, the parties thereto have provided customary mutual representations, warranties and indemnities.

The transaction will be structured through 100% coinsurance cessions and retrocessions, each on a coinsurance with funds withheld basis, from PLIC directly to Purchaser or indirectly through PRCV to Purchaser (the “Reinsurance Cessions”). The net ceding commission due to Purchaser from PLIC and PRCV in respect of the Reinsurance Cessions is $189,000,000.

The Principal Insurers will retain the administration of the ceded business. Additionally, Principal Global Investors, LLC will be appointed as investment advisor on behalf of Purchaser with respect to the management of all transferred commercial mortgage loans and private credit assets.

The agreements to be entered into in respect of the Reinsurance Cessions provide several counterparty protections for the benefit of the Principal Insurers, including a supplemental trust arrangement in respect of overcollateralization in addition to the funds withheld (secured by a security and control agreement), investments guidelines meeting the Principal Insurers’ risk management objectives, customary recapture rights, and restrictions on the release of proceeds from certain Purchaser accounts upon Purchaser’s inability to maintain specified risk-based capital targets or to satisfy its obligations under the reinsurance agreements. Principal has retained the responsibility for its yearly renewable term mortality reinsurance arrangements (“YRT Treaties”) across its business portfolio, other than in respect of certain scheduled expenses under the YRT Treaties for these agreements, which are being assumed by the Purchaser. In addition, PRCV will receive future payments up to an agreed upon cap, subject to certain limitations, in the event it finances reserves on behalf of the Purchaser.

The transaction is subject to customary closing conditions, including required regulatory approvals, and is anticipated to be completed in the second quarter of 2022 with economics effective as of January 1, 2022.

Principal Financial Group, Inc. (the “Company”) expects deployable proceeds of approximately $800 million upon closing of the transaction described above and through additional transactions designed to improve the capital efficiency of its in-force individual life insurance blocks. The Company’s Board of Directors has approved a $1.6 billion increase to the $1.1 billion that remains available under the Company’s existing share repurchase authorization as of December 31, 2021, resulting in an aggregate amount of $2.7 billion. Additionally, the Company has increased its share repurchase target for 2022 from $800 million-$1.0 billion to $2.0-$2.3 billion. There can be no assurance if or when the Company will make any such repurchases or the final terms thereof.

The forward-looking statements in this disclosure, such as “expects” and “anticipated,” are based on assumptions and expectations that involve risks and uncertainties, including the “Risk Factors” that the Company describes in its U.S. Securities and Exchange Commission filings. Events may differ, and the Company has no obligation to correct or update any of these statements.

Item 9.01	Financial Statements and Exhibits.

99.1	Press Release of Principal Financial Group, Inc. dated January 31, 2022.
104	Cover Page Interactive Data File. The cover page XBRL tags are embedded within the inline XBRL document (contained in Exhibit 101).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PRINCIPAL FINANCIAL GROUP, INC.

		By:	/s/ Deanna Strable
		Name:	Deanna Strable
		Title:	Executive Vice President & Chief Financial Officer

Date:	January 31, 2022

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